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                                                                    Exhibit (11)
                             WALL STREET DELI, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                  (Unaudited)




                                                            For the Three Months Ended             For the Six Months Ended
                                                      December 30, 1995  December 31, 1994  December 30, 1995   December 31, 1994
                                                      -----------------  -----------------  -----------------   -----------------
 SHARES:

      Weighted average number of common shares
      outstanding                                          3,407,317        3,390,818            3,406,960         3,387,699

      Effect of shares issuable under stock option
      plan as determined by the treasury stock method          4,174           37,615               10,654            40,522
                                                           ---------        ---------            ---------         ---------
      Weighted average number of common shares
      outstanding as adjusted                              3,411,491        3,428,433            3,417,614         3,428,221

 PER COMMON SHARE COMPUTATIONS:

             Net income                                    $  52,146      $   366,581           $   69,605       $   838,543
                                                           =========      ===========           ==========       ===========

 Earnings per share                                        $     .01      $       .11           $      .02       $       .25
                                                           =========      ===========           ==========       ===========





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